                                    This filing is made pursuant to Rule
                                    424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-121913.


                                       CPS

                             Current Interest Rates

           This is a supplement to the Prospectus dated April 27, 2006

        CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                  OFFERED BY CONSUMER PORTFOLIO SERVICES, INC.

          INTEREST RATES EFFECTIVE JULY 1, 2007 THROUGH AUGUST 31, 2007

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         PORTFOLIO
         AMOUNT (1)               $1,000 - $24,999                    $25,000 - $49,999                   $50,000 - $62,499
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                             Interest           Annual           Interest           Annual           Interest           Annual
         NOTE TERM            Rate %            Yield %           Rate %            Yield %           Rate %            Yield %
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
             3 MONTH (2)      6.25              6.45              6.60              6.82              6.95              7.20
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             6 MONTH (2)      7.10              7.36              7.45              7.73              7.80              8.11
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              1 YEAR (3)      8.85              9.25              9.20              9.64              9.55              10.02
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              2 YEAR (3)      10.00             10.52             10.35             10.90             10.70             11.29
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              3 YEAR (3)      10.45             11.01             10.80             11.40             11.15             11.79
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              4 YEAR (3)      10.90             11.51             11.25             11.91             11.60             12.30
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              5 YEAR (3)      11.30             11.96             11.65             12.35             12.00             12.75
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             10 YEAR (3)      11.70             12.41             12.05             12.80             12.40             13.20
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         PORTFOLIO
         AMOUNT (1)               $62,500 - $74,999                   $75,000 - $99,999                   $100,000 OR MORE
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                             Interest           Annual           Interest           Annual           Interest           Annual
         NOTE TERM            Rate %            Yield %           Rate %            Yield %           Rate %            Yield %
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             3 MONTH (2)      7.30              7.57              7.65              7.95              8.00              8.33
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             6 MONTH (2)      8.15              8.49              8.50              8.87              8.85              9.25
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              1 YEAR (3)      11.20             11.85             11.40             12.07             11.60             12.30
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              2 Year (3)      12.70             13.54             12.95             13.82             13.20             14.11
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              3 Year (3)      13.50             14.45             13.80             14.79             14.10             15.14
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              4 Year (3)      11.95             12.69             12.30             13.09             12.65             13.48
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              5 YEAR (3)      12.35             13.14             12.75             13.60             13.15             14.05
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             10 YEAR (3)      12.75             13.60             13.10             13.99             13.45             14.39
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

1) We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

2)       The annual yield calculation assumes that:
         a. the term of the note is renewed sequentially for an entire year,
         b. the interest earned during each term is included in the principal amount for the next term,
         c. the listed interest rate is the interest rate for each term, and
         d. the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

3) The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated April 27, 2006. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.


INTEREST RATES FOR NOTES PURCHASED OR RENEWED AFTER AUGUST 31, 2007 ARE SUBJECT TO CHANGE.